Exhibit 99

Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 11029	January 26, 2011
Brenda A. Blake, ext. 13202
AmeriGas Partners Reports First Quarter Results
VALLEY FORGE, Pa., January 26 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income attributable to AmeriGas Partners, L.P. for the first quarter of fiscal 2011 ended December 31, 2010 of $74.9 million compared to $84.0 million for the same period last year. The Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) was $113.3 million for the first quarter of 2011 compared to $123.0 million for the same period last year.
For the three months ended December 31, 2010, retail propane volumes sold were 256.4 million gallons compared with retail propane volumes of 267.4 million gallons in the prior-year period. Weather was 2.2% warmer than normal and 3.4% warmer than in the prior-year period, according to the National Oceanic and Atmospheric Administration. The decrease in volumes sold resulted from the warmer weather during the quarter, customer conservation and lower agricultural sales volumes following a strong crop drying season in the prior-year period.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “The heating season got off to a slow start due to exceptionally warm early fall weather. The warmer weather and customer conservation contributed to lower sales volumes during the quarter. We also experienced more normal crop drying demand following a strong crop drying season in last year’s quarter. Our team did a fine job of managing the business through these challenges, enabling us to partially offset the effects of the lower volumes sold on our quarterly results. I am also pleased with the progress we made during the quarter in pursuing our growth objectives.”
Revenues for the quarter increased to $700.2 million from $656.6 million in the prior-year period, reflecting higher average selling prices partially offset by the lower volumes sold. The average wholesale cost of propane at Mont Belvieu, Texas for the current quarter was approximately 15% higher than the average cost in the same period last year. Total margin decreased $2.1 million, as lower volumes sold were partially offset by slightly higher unit margins and increased income from fees and sales of ancillary products and services. Operating expenses increased $9.6 million from the prior-year period, reflecting a number of items, including higher payroll and benefits costs and higher vehicle fuel expenses. Operating income decreased to $91.6 million from $102.6 million in the fiscal 2010 quarter, reflecting the increased expenses and lower total margin.
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AmeriGas Partners Reports First Quarter Results	Page 2
Separately, AmeriGas announced that for the three-year period ended December 31, 2010, the compound annual total return on Partnership units exceeded that of a substantial majority of the partnerships in its peer group of publicly traded master limited partnerships. As a result, employees who received performance-contingent unit awards in early 2008 in accordance with AmeriGas’s long-term compensation plan received a payout under the plan in Partnership units and were deemed to have sold a portion of the units to AmeriGas Partners for cash to pay income taxes. The appropriate disclosures on Form 4 have been filed with the Securities and Exchange Commission.
AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 locations. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.
AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss first quarter earnings and other current activities at 4:00 PM ET on Wednesday, January 26. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website; http://www.amerigas.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on January 26 through midnight Friday, January 28. The replay may be accessed at 1-800-642-1687, passcode 67803304 and International access 1-706-645-9291, passcode 67803304.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, political, economic and regulatory conditions in the U.S. and abroad, and the timing and success of our acquisitions and investments to grow our business. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-04	###	1/26/11

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues:
Propane	$653,812	$614,358	$2,198,254	$2,027,620
Other	46,408	42,237	165,713	162,006

	700,220	656,595	2,363,967	2,189,626

Costs and expenses:
Cost of sales — propane	420,700	375,449	1,385,866	1,201,312
Cost of sales — other	14,605	14,120	54,941	59,223
Operating and administrative expenses	156,428	146,814	619,324	601,981
Depreciation	20,072	19,983	79,768	79,091
Amortization	2,595	1,398	8,918	5,335
Other income, net	(5,755)	(3,783)	(9,676)	(15,707)

	608,645	553,981	2,139,141	1,931,235

Operating income	91,575	102,614	224,826	258,391
Interest expense	(15,375)	(16,493)	(63,988)	(68,108)

Income before income taxes	76,200	86,121	160,838	190,283
Income taxes	(419)	(1,167)	(2,517)	(3,123)

Net income	75,781	84,954	158,321	187,160
Less: net income attributable to noncontrolling interests	(913)	(995)	(2,199)	(2,521)

Net income attributable to AmeriGas Partners, L.P.	$74,868	$83,959	$156,122	$184,639

General partner’s interest in net income attributable to AmeriGas Partners, L.P.	$1,701	$1,407	$4,985	$6,599

Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$73,167	$82,552	$151,137	$178,040

Income per limited partner unit (a)

Basic	$1.07	$1.15	$2.64	$3.06

Diluted	$1.06	$1.15	$2.64	$3.06

Average limited partner units outstanding:
Basic	57,095	57,055	57,088	57,049

Diluted	57,149	57,105	57,136	57,093

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	256.4	267.4	882.4	917.4
EBITDA (b)	$113,329	$123,000	$311,313	$340,296
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$10,362	$10,429	$41,017	$39,295
Growth capital expenditures	$10,944	$16,297	$36,733	$47,031
(a)	Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

(b)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net income attributable to AmeriGas Partners, L.P. (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies.

(continued)

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Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P for the relevant years.

Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the GAAP requirement to provide profitability information about its domestic propane segment.

The following table includes reconciliations of net income attributable to AmeriGas Partners, L.P to EBITDA and Adjusted EBITDA for all periods presented:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income attributable to AmeriGas Partners, L.P	$74,868	$83,959	$156,122	$184,639
Income taxes	419	1,167	2,517	3,123
Interest expense	15,375	16,493	63,988	68,108
Depreciation	20,072	19,983	79,768	79,091
Amortization	2,595	1,398	8,918	5,335

EBITDA	$113,329	$123,000	$311,313	$340,296
Loss on interest rate hedges	—	—	12,193	—
Litigation reserve	—	—	7,000	—

Adjusted EBITDA (1)	$113,329	$123,000	$330,506	$340,296

(1)	Adjusted EBITDA is a non-GAAP financial measure. Management believes the presentation of this measure provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership. This measure is not comparable to measures used by other entities and should only be considered in conjunction with net income attributable to AmeriGas Partners, L.P.for the relevant periods.